EXHIBIT 99.1

Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421	(310) 208-2550
CERADYNE, INC. REPORTS SECOND-QUARTER, SIX-MONTH
2008 FINANCIAL RESULTS
Costa Mesa, Calif.—July 25, 2008—Ceradyne, Inc. (Nasdaq: CRDN) reported financial results for the second quarter and six months ended June 30, 2008.
Sales for second-quarter 2008 were $185.0 million, down slightly from $185.4 million in second-quarter 2007. Net income for second-quarter 2008 decreased to $33.2 million, or $1.25 per fully diluted share, compared to $38.3 million, or $1.38 per fully diluted share, in the second-quarter of 2007. Fully diluted average shares outstanding for second-quarter 2008 were 26,539,000 compared to 27,786,000 in the same period in 2007. The lower average shares outstanding in the current period is due primarily to the repurchase of 1,128,000 shares under the Company’s stock repurchase program announced on March 4, 2008.
Gross profit margin was 40.8% of net sales in second-quarter 2008 compared to 41.7% in second-quarter 2007. The provision for income taxes was 36.3% in second-quarter 2008, compared to 35.9% in second-quarter 2007.
Sales for the six months ended June 30, 2008 were $373.5 million, down slightly from $373.8 million in the same period last year. Net income for the first six months of 2008 was $66.1 million, or $2.45 per fully diluted share, on 26,984,000 shares, down from $76.4 million, or $2.77 per fully diluted share, on 27,585,000 shares, for the six-month period in 2007.
Gross profit margin was 39.4% of net sales in the six months ended June 30, 2008, compared to 41.3% in the first six months of 2007. The provision for income taxes was 36.3% in the first six months of 2008, compared to 36.0% in the same period of 2007.
New bookings for second-quarter 2008 were $145.4 million, compared to $55.3 million for the same period last year. For the first six months of 2008, new bookings were $357.3 million, compared to $231.7 million for the comparable period last year.
Total backlog as of June 30, 2008 was $223.3 million, compared to total backlog at June 30, 2007 of $202.4 million.
Joel P. Moskowitz, Ceradyne president and chief executive officer, commented, “During the first half of 2008 Ceradyne continued to implement its strategy of global diversification in markets and products while continuing its commitment to lightweight ceramic personnel armor and emerging vehicle armor requirements. I am pleased to report several recent events which demonstrate Ceradyne’s vertical integration strategic direction:
•	Acquisition of Oil Drilling Bearing Technology. On June 6, 2008, Ceradyne announced that it had acquired certain patents and intellectual property covering a proprietary technical ceramic bearing solution for “down hole” oil drilling. This technology utilizes silicon carbide advanced technical ceramics produced by the Company’s German subsidiary, ESK Ceramics. The Company also announced that one of the inventors of this system, Russell Ide, Jr., has joined Ceradyne.

•	Ceradyne, Inc. to Acquire SemEquip, Inc. On July 9, 2008, Ceradyne announced that it had signed a definitive Agreement and Plan of Merger to acquire SemEquip, Inc. of North Billerica, Massachusetts, pending SemEquip’s shareholder approval. SemEquip is a leader in the development of cluster ion implantation sub-systems and advanced ion source chemicals for the manufacture of logic and memory chips, including the B18H22 “cluster boron” molecule which uses Ceradyne Boron Products’ enriched boron isotope [11]B as its starting material. SemEquip’s cluster ion beam implantation systems achieve next-generation performance in semiconductor ion implantation applications. Ceradyne intends to manufacture and market B18H22 and related Cluster Chemicals for this new semiconductor market.

•	China Expansion. Ceradyne has signed agreements to acquire an additional 13.7 acres of land in Tianjin, China, subject to certain approvals. The Company intends to build out approximately 330,000 sq. ft. of manufacturing facilities to house additional solar ceramic crucible expansion as well as manufacturing plans for other Ceradyne products. We anticipate these new facilities will be complete later in 2009.”
Moskowitz further commented, “Initially, on February 26, 2008, and again on April 25, 2008, we provided the following guidance for all of 2008:
•	Sales range from $715 million to $836 million

•	Earnings range from $4.55 to $5.05 per fully diluted share
“Due to the potential magnitude of the BULL™ combat vehicle program, as well as the five-year XSAPI/ESAPI proposal, neither of which has been awarded, we have provided the 2008 guidance with an unusually wide range. The lower range reflects all of our current business units (even though multi-year XSAPI/ESAPI orders will not be issued before Q3 2008), but does not include any production orders for the BULL combat vehicle. The higher end of the range includes the lower end, plus production of the BULL combat vehicle in the second half of 2008.”
However, we have recently received information on both the XSAPI/ESAPI five-year proposal as well as the MRAP II “BULL” testing status that permits us to provide the following revised guidance.
First, based on information we believe to be accurate, Ceradyne has qualified both its ESAPI as well as its XSAPI lightweight ceramic body armor systems for the upcoming ID/IQ (indefinite delivery, indefinite quantity) five-year procurement. In anticipation of an award in Q3 2008, we are planning to ship product in Q4 2008.
Secondly, based on informal input regarding testing of the Team BULL MRAP II (Ceradyne, Inc., Oshkosh Truck, Ideal Innovations), we believe we have successfully passed the most critical ballistic survivability and mobility requirements. We also continue to believe that the BULL’s anti-EFP (Explosively Formed Penatrator) performance plus its independent suspension providing “offroad” capabilities result in a combat vehicle that may be suited for specific theatres. However, based on shifting requirements, we believe the government currently plans to purchase smaller, more mobile MRAPs; we do not believe there will be a significant 2008 BULL delivery order against the current ID/IQ contract in time to allow Ceradyne to make 2008 BULL shipments.
Therefore, based in part on our better than expected first half 2008 performance, anticipated fourth quarter XSAPI/ESAPI shipments, and assuming no 2008 BULL shipments, we are providing the following revised 2008 guidance:
•	Sales range from $740 million to $750 million

•	Earnings range from $4.70 to $4.80 per diluted share

The earnings range does not include the effect of the estimated $9.0 million to $11.0 million pre-tax charge which we expect to record in third quarter 2008 upon closing of the SemEquip acquisition.
Ceradyne will host a conference call today at 8:00 a.m. PDT (11:00 a.m. EDT) to discuss its 2008 second quarter results. To participate in the teleconference, please call toll free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the above start time and provide Conference ID 55664991. Investors or other interested parties also may listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. These web sites will also host an archive of the teleconference. A telephonic playback will be available beginning at 11:00 a.m. PDT today through 9:00 p.m. PDT on July 29, 2008. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 55664991.
Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date thereof.
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CERADYNE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
NET SALES	$184,975	$185,359	$373,512	$373,802
COST OF GOODS SOLD	109,414	107,975	226,422	219,306

Gross profit	75,561	77,384	147,090	154,496
OPERATING EXPENSES
Selling	8,668	6,447	16,523	12,745
General and administrative	11,690	9,161	23,505	18,938
Research and development	3,445	4,395	6,452	7,881

	23,803	20,003	46,480	39,564

Income from operations	51,758	57,381	100,610	114,932

OTHER INCOME (EXPENSE):
Royalty income	29	45	60	75
Interest income	1,824	3,483	4,501	6,261
Interest expense	(1,024)	(1,035)	(2,104)	(2,060)
Miscellaneous	(459)	(117)	673	157

	370	2,376	3,130	4,433
Income before provision for income taxes	52,128	59,757	103,740	119,365
PROVISION FOR INCOME TAXES	18,932	21,454	37,642	42,973

NET INCOME	$33,196	$38,303	66,098	76,392

BASIC INCOME PER SHARE	$1.26	$1.41	$2.47	$2.81

DILUTED INCOME PER SHARE	$1.25	$1.38	$2.45	$2.77

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	26,285	27,237	26,718	27,194
DILUTED	26,539	27,786	26,984	27,585

CERADYNE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	June 30,	December 31,
	2008	2007
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$194,979	$155,103
Restricted cash	2,688	2,660
Short-term investments	8,390	29,582
Accounts receivable, net of allowances for doubtful accounts of $1,505 and $792 at June 30, 2008 and December 31, 2007, respectively	77,006	85,346
Other receivables	8,351	5,704
Inventories, net	100,499	92,781
Production tooling, net	12,474	16,632
Prepaid expenses and other	20,950	12,391
Deferred tax asset	12,672	12,455

TOTAL CURRENT ASSETS	438,009	412,654

PROPERTY, PLANT AND EQUIPMENT, net	267,640	243,892
LONG TERM INVESTMENTS	35,041	38,089
INTANGIBLE ASSETS, net	38,777	37,578
GOODWILL	47,645	46,848
OTHER ASSETS	4,084	4,225

TOTAL ASSETS	$831,196	$783,286

CURRENT LIABILITIES
Accounts payable	$29,318	$35,990
Accrued expenses	25,273	22,483
Income taxes payable	850	258

TOTAL CURRENT LIABILITIES	55,441	58,731
LONG-TERM DEBT	121,000	121,000
EMPLOYEE BENEFITS	15,424	13,650
OTHER LONG TERM LIABILITY	5,462	4,985
DEFERRED TAX LIABILITY	6,079	6,291

TOTAL LIABILITIES	203,406	204,657

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value, 100,000,000 authorized, 26,270,321 and 27,318,530 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	263	272
Additional paid in capital	153,644	185,702
Retained earnings	427,399	361,301
Accumulated other comprehensive income	46,484	31,354

TOTAL SHAREHOLDERS’ EQUITY	627,790	578,629

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$831,196	$783,286